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                                                                   Exhibit 10.37


                           TRADEMARK LICENSE AGREEMENT

                                     between

                                 AUTOIMMUNE INC.

                                       and

                                  COLLORAL LLC

                           dated as of August 19, 2002

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                           TRADEMARK LICENSE AGREEMENT

     THIS AGREEMENT is made and entered into this 19/th/ day of August, 2002, by and between AutoImmune Inc., a Delaware corporation ("AutoImmune") and COLLORAL LLC, a Delaware limited liability company ("Company").

                                    RECITALS:

     A. AutoImmune is the owner of the trademark, COLLORAL(R), for use in connection with pharmaceutical and neutraceutical preparations for use in the treatment of autoimmune diseases and food supplements;

     B. Pursuant to the terms of a certain License Agreement of even date herewith between AutoImmune and Company, AutoImmune is licensing certain technology to Company in order to enable Company to manufacture, market and sell a non-prescription product for the treatment of arthritic conditions;

     C. Company desires to use the trademark, COLLORAL, as the name of the product being manufactured, marketed and sold under the Technology License; and

     D. AutoImmune has agreed to license the trademark to Company on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the promises made herein, Company and AutoImmune hereby agree as follows:

1.   DEFINITIONS

     (a) "License" means the rights granted to Company in the first sentence of
Section 2.

     (b) "Patent Rights" has the meaning set forth for such term in the Technology License.

     (c) "Product" means a non-prescription product for the treatment of arthritic conditions that but for the license rights granted to Company in the Technology License would be within a Valid Claim of a pending patent application or issued patent included in the Patent Rights.

     (d) "Technology License" means the License Agreement of even date herewith between AutoImmune and the Company.

     (e) "Trademark" means the word mark, COLLORAL.

     (f) "Valid Claim" has the meaning set forth for such term in the Technology License.

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2.   LICENSE GRANT

     (a) Grant. Subject to the terms and conditions of this Agreement, AutoImmune hereby grants to Company, and Company hereby accepts, an exclusive, worldwide, royalty-free right and license to use the Trademark under the common law and under the auspices and privileges provided by the registration(s) covering the same in connection with the manufacture, marketing and sale of the Product.

     (b) Sublicenses. Company shall have the right to sublicense the License with the prior written consent of AutoImmune. A copy of each sublicense granted by Company under this Agreement shall be furnished to AutoImmune promptly after execution thereof. Any such sublicense shall conform to the terms hereof, and Company shall be responsible for the performance by its sublicensees of all obligations imposed under the terms of this Agreement.

3.   TITLE

     (a) Title in AutoImmune. Company acknowledges AutoImmune's ownership of the Trademark and that all use of the Trademark by Company and its sublicensees shall inure to the benefit of AutoImmune. Company shall not do anything that is inconsistent with such ownership and shall neither acquire nor claim any title to the Trademark by virtue of the License or Company's use of the Trademark.

     (b) Confusingly Similar Marks. Company shall not adopt or use any word, name, mark or other designation which is likely to cause confusion with the Trademark and shall not make any unlicensed use or file any application for registration of the Trademark or any marks confusingly similar thereto in any jurisdiction.

     (c) Third Party Infringement.

         (i) If Company knows or reasonably believes that any third party is infringing the Trademark or using or promoting any mark or design similar to the Trademark in connection with a product or products similar to the Product, Company shall notify AutoImmune immediately, and the parties shall consult with one another concerning the action to be taken.

         (ii) AutoImmune shall have the right, but not the obligation, to prosecute at its own expense any such infringement. After repayment to AutoImmune of all of its costs and expenses, any recovery or damages derived from such action shall be shared equally by AutoImmune and Company.

         (iii) If, within sixty (60) days after AutoImmune first becomes aware of any infringement of the Trademark, AutoImmune declines to prosecute such infringement or fails to cause such infringement to terminate or to bring or diligently prosecute a suit or action to compel termination, Company shall have the right, but not the obligation to bring such suit or action to compel termination at the sole expense of Company. In such event, Company shall have the right, if AutoImmune is a legally indispensable party, to bring such suit or action in the name of AutoImmune. AutoImmune shall have the right to join any such suit or action brought by Company at AutoImmune's expense. Any

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     recovery or damages derived from such action shall first be used to reimburse the parties for all legal expenses relating to the suit and thereafter shall belong entirely to the Company if the infringement involves a nutraceutical product, otherwise entirely to AutoImmune. No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of AutoImmune, which consent shall not unreasonably be withheld.

4.   QUALITY CONTROL

     (a) Specifications. Company acknowledges that AutoImmune has the right to establish specifications and enforce quality control standards for the use of the Trademark. From time to time, AutoImmune may notify Company of the specifications and quality control standards that will apply to use of the Trademark. Company will use the Trademark only in compliance with the then most recent version of such specifications and standards.

     (b) Quality Control. The quality of the Product marketed or sold under the Trademark shall be satisfactory to AutoImmune, which satisfaction shall be in AutoImmune's sole discretion. Company will cooperate with AutoImmune in facilitating AutoImmune's control over the quality of such Product and, upon request, will supply AutoImmune with specimens of the Product. Upon seven days prior notice, AutoImmune and/or its authorized representatives shall have the right to inspect, during regular business hours, any facility used to manufacture the Product and any marketing collateral or advertisements used to promote the Product to determine satisfaction with the quality of the Product and compliance with the then current version of the specifications and standards for use of the Trademark.

5.   TERM AND TERMINATION

     (a) Term. Unless earlier terminated in the manner set forth in this Section 5, this Agreement shall be in effect from the date hereof until the Technology License terminates.

     (b) Early Termination. AutoImmune may terminate this Agreement by providing notice to Company in the event that (i) Company commits a material breach of any of the provisions of this Agreement or fails to comply with any material condition hereof, (ii) AutoImmune gives notice to Company specifying the nature of the breach alleged to have occurred and (iii) Company fails to remedy such breach within 30 days of notice thereof; provided, however, that AutoImmune may not terminate this Agreement if the Company's breach hereof or the failure to remedy such breach is caused by AutoImmune by reason of its being a member, and having the right as such to appoint a manager, of the Company.

     (c) Effect of Termination. Upon termination of this Agreement, Company will cease and desist from any use of the Trademark and the provisions of Sections 3, 6, 7 and 8 will survive termination of this Agreement.

6.   INDEMNITY

     Company shall indemnify and defend AutoImmune, its affiliates and their respective directors, officers, employees and agents against all liability, damages, losses, costs and expenses (including without limitation, reasonable attorneys' fees) arising out of any claims, suits, actions

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or proceedings brought by third parties against AutoImmune based upon the quality or nature of Company's goods and services sold under the Trademark or upon Company's use of the Trademark outside of the scope of the License and this Agreement. Section 6.3 of the Technology License sets forth the procedures applicable to claims for indemnification under this Section.

7.   NOTICE

     Any notice required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be delivered personally, by facsimile (and promptly confirmed by telephone, personal delivery or courier) or by overnight courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

     If to AutoImmune:

             AutoImmune Inc.
             1199 Madia Street
             Pasadena, CA 91103-1961
             Attn: Robert C. Bishop, Ph.D.
             Chairman of the Board, President
             and Chief Executive Officer
             Telephone: 626 792-1235
             Telecopy:  626 792-1236

     with a copy to:

             Nutter, McClennen & Fish, LLP
             One International Place
             Boston, MA 02110-2699
             Attention: Constantine Alexander, Esq.
             Telephone: 617 439-2595
             Telecopy:  617 310-9597

     If to Company:

             Scott A. Gubler or Mark H. Gubler
             Deseret Laboratories, Inc.
             1414 East 3850, South
             St. George, Utah 84790
             Telephone: 435-628-8786
             Telecopy:  435-673-1202

8.   MISCELLANEOUS

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     (a) Amendment. This Agreement may be amended, or any term hereof, modified, only by a written instrument duly executed by both parties hereto.

     (b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof.

     (c) Assignment. This Agreement may not be assigned or otherwise transferred by Company without the prior written consent of AutoImmune. Any purported assignment in violation of the preceding sentence shall be void.

     (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     (e) Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

     (g) Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part hereof and do not in any way affect the meaning or interpretation of this Agreement.

     (h) Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     (i) Limitation. Nothing in this Agreement shall be construed as a warranty or representation as to the validity or scope of the Trademark or that use of the Trademark will not infringe the rights of a third party.

     (j) Waiver. The waiver by either party hereto of (i) any right hereunder,
(ii) the failure to perform an obligation or (iii) a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure or breach by said other party, whether of a similar nature or otherwise.

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     (k) Interpretation. The parties acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers.

                                   AUTOIMMUNE INC.


                                   By: /s/ Robert C. Bishop
                                       -----------------------------------------
                                       Its: Robert C. Bishop, Ph.D.
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                   COLLORAL LLC


                                   By: /s/ Scott A. Gubler
                                       -----------------------------------------
                                       Its: Manager August 06, 2002

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